AMENDMENT TO

	INVESTMENT ADVISORY AGREEMENT

	U.S. LARGE STOCK FUND


In consideration of the mutual promises hereinafter set forth and other good and valuable consideration, WEISS, PECK & GREER, L.L.C. (the "Adviser") and U.S. LARGE STOCK FUND, a Delaware business trust (the "Fund"), hereby amend the Investment Advisory Agreement dated May 19, 1993 between the Adviser and the Fund to reduce the annual rate of compensation payable thereunder by the Fund to the Adviser from the following percentages of the Fund's average daily net assets:

0.31% of net assets up to $200 million
0.26% of net assets $200 million to $500 million
0.24% of net assets $500 million to $1 billion
0.22% of net assets $1 billion to $2 billion
0.20% of net assets in excess of $2 billion

to the following percentages of the Fund's average daily net assets:

0.26% of net assets up to $500 million
0.24% of net assets $500 million to $1 billion
0.22% of net assets $1 billion to $2 billion
0.20% of net assets in excess of $2 billion

The advisory fee shall be computed daily and paid monthly.  This Amendment shall be
effective as of April 1, 1996.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 24th day of April, 1996.


U.S. LARGE STOCK FUND



By:

Its:


WEISS, PECK & GREER, L.L.C.



By:

Its:




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